EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), effective as of July 1, 2015 (the “Effective Date”), by and between Forward Industries, Inc.,  having its principal place of business at 477 Rosemary Ave.,  Ste. 219, West Palm Beach, FL 33401 (the “Company”) and Terry Wise (“Executive,” and the Company and Executive collectively referred to herein as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Company desires, from and after the Effective Date, to hire Executive and to employ him as President and Chief Executive Officer of the Company (“CEO”), and the Parties desire to enter into this Agreement embodying the terms of such employment;

NOW, THEREFORE, in consideration of the promises and the mutual covenants of the Parties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.         Title and Job Duties.

(a)      Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive as CEO of the Company.  In this capacity, Executive shall have the duties, authorities and responsibilities as the Board of Directors of the Company (the “Board”) shall designate from time to time.  Executive shall report to the Board.

(b)      Executive accepts such employment and agrees, during the term of his employment, to devote his full business and professional time and energy to the Company.  Executive agrees to carry out and abide by all lawful directions of the Board that are consistent with his position as CEO.  Executive also acknowledges that such employment is exclusively at the behest of the Board.

2.          Base Salary.

(a)      Base Salary.  The Company shall pay to Executive a base salary at the rate of $300,000 per annum (the “Base Salary”) during the Term (as defined below), less applicable withholdings and deductions in accordance with the Company’s normal payroll procedures. Provided that Executive remains employed by the Company through the Term, the Base Salary shall be payable to Executive in equal installments on a semimonthly basis, in accordance with the Company’s normal payroll procedures.  If Executive’s employment with the Company terminates prior to the end of the Term for any reason, the Company shall pay to Executive a pro-rata amount of the Base Salary through the date of Executive’s last day of employment with the Company.

(b)      No Other Benefits Or Board Fees.  Executive acknowledges and agrees that the Base Salary, the reimbursement of expenses provided for in Section 3 below and the indemnification and liability insurance provided for in Section 18 below shall be his only compensation during the period of his service as CEO.  Executive agrees to forego and shall not be entitled to other benefit, bonus, directors' fees, stock grants or other compensation for his service, including as a member of the Board during this period.

3.        Expenses.  In accordance with Company policy, the Company shall reimburse Executive for all reasonable business expenses, including but not limited to reimbursement for Executive’s cell phone and home internet bills properly and reasonably incurred and paid by Executive in the performance of his duties under this Agreement upon his presentment and proper approval of detailed receipts in the form required by the Company’s policy.

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4.        Term.  The terms set forth in this Agreement will commence on the Effective Date and shall remain in effect until July 1, 2017 (the “Term”) unless earlier terminated or extended as otherwise provided in Section 5 below.

5.        Termination and Extension.

(a)      Termination at the Company’s Election.  At the election of the Board, Executive’s employment may be terminated at any time and for any reason whatsoever or for no reason at all in the Board’s sole discretion by giving (30) days written notice to Executive pursuant to Section 10 of this Agreement.

(b)      Termination at Executive's Election.  Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate his employment hereunder at any time and for any reason whatsoever or for no reason at all in Executive’s sole discretion by giving (30) days written notice to the Board pursuant to Section 10 of this Agreement (“Voluntary Resignation”).

(c)       Extension at the Company’s Election.  At the election of the Board, Executive’s employment may be extended at any time for any such additional term as determined in the Board’s sole discretion.

6.         Payments Upon Termination of Employment.  If, prior to the expiration of the Term, Executive’s employment is terminated for any reason, including upon non-extension of the Term, Executive shall be entitled to the following amounts only:  (a) payment of his Base Salary accrued up to and including the date of termination or resignation; and (b) upon submission of required documentation, payment of any unreimbursed expenses in accordance with the Company’s business reimbursement policy (collectively, the “Accrued Obligations”).

7.         Confidentiality Agreement.

(a)        Executive understands that prior to and during the Term, he has had and shall continue to have access to nonpublic information both of a technical and non-technical nature, relating to the business of the Company or any of its parents, subsidiaries, divisions or affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets or equipment designs, including information disclosed to the Company or any of its Affiliated Entities by others under agreements to hold such information confidential (collectively, the “Confidential Information”).  Executive agrees to observe all policies and procedures of the Company and its Affiliated Entities concerning such Confidential Information.  Executive further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Board in writing, except that he may disclose and use such information in the good faith performance of his duties for the Company.  Executive’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no fault of Executive or any representative of Executive.  Notwithstanding the foregoing, however, Executive shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies the Company of such subpoena, order or other requirement such that the Company has the opportunity to obtain a protective order or other appropriate remedy.

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(b)       During Executive’s employment, upon the Board’s request, or upon the termination of his employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, blackberries or other PDAs, hardware, software, drawings, blueprints, and any other property or material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on a laptop, desktop, cell phone, tablet or other electronic device, in hard copy, disk, USB drive, cloud or any other format, which are in his possession, custody or control.

8.          Assignment of Intellectual Property.

(a)       Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during his employment.  Executive agrees that the Company owns any such Creations conceived or made by Executive alone or with others at any time during his employment, and Executive hereby assigns and agrees to assign to the Company all moral or other rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable.  These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company.  The Company and Executive understand that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (a) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities; or (b) results in any way from his work at the Company.

(b)       In any jurisdiction in which moral rights cannot be assigned, Executive hereby waives any such moral rights and any similar or analogous rights under the applicable laws of any country of the world that Executive may have in connection with the Creations, and to the extent such waiver is unenforceable, hereby covenants and agrees not to bring any claim, suit or other legal proceeding against the Company or any of its Affiliated Entities claiming that Executive’s moral rights to the Creations have been violated.

(c)       Executive will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or any of its Affiliated Entities or to his duties hereunder as having been made or acquired by Executive prior to his work for the Company.

(d)       Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations.  Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations.  Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

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9.        Representation and Warranty.  Executive represents and warrants to the Company that he is not subject to any non-competition provision of any other agreement or obligation restricting his ability fully to act hereunder.  Executive hereby indemnifies and holds the Company harmless against any losses, claims, expenses (including attorneys’ fees), damages or liabilities incurred by the Company as a result of a breach of the foregoing representation and warranty.

10.      Notice.  Any notice or other communication required or permitted to be given to the Parties shall be deemed to have been given if personally delivered, if sent by nationally recognized overnight courier or if mailed by certified or registered mail, return receipt requested, first class postage prepaid, and addressed as follows:

(a)	If to Executive, to: [the address shown on the records of the Company]
(b)	If to the Company, to: Forward Industries, Inc. 477 Rosemary Ave., Ste. 219 West Palm Beach, FL 33401
ATTN: [Chairman of the Board]

11.       Severability.  If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

12.       Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions thereof.  This Agreement is intended to comply with the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed in a manner consistent with that intent.  Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court in the State of New York.

13.       Waiver.  The waiver by either Party of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.  The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.  Any waiver must be in writing.

14.       Assignment.  This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder.  Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns.

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15.      Entire Agreement.  This Agreement embodies all of the representations, warranties, and agreements between the Parties relating to Executive’s employment with the Company.  No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Executive’s employment.  This Agreement shall supersede all prior agreements, written or oral, relating to Executive’s employment.  This Agreement may not be amended or modified except by a writing signed by the Parties.

16.      Injunctive Relief.  Without limiting the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in Sections 7 and 8 may result in material irreparable injury to the goodwill of the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to obtain a temporary restraining order and/or injunction restraining Executive from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Sections 7 and 8 of this Agreement.

17.      Code Section 409A Compliance.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A and the regulations and guidance promulgated thereunder, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

18.      Indemnification and Liability Insurance.  The Company shall indemnify and cover Executive under the Company’s directors’ and officers’ liability insurance during the Term in the same amount and to the same extent as the Company indemnifies and covers its other officers and directors.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date above.

FORWARD INDUSTRIES, INC.

	By:	/s/ Michael Luetkemeyer
		Name:	Michael Luetkemeyer
		Title:	Interim President
Agreed to and Accepted:

/s/ Terry Wise
Terry Wise